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Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE: May 24, 2004

CONTACT:	Kevin M. Tomlinson Chief Executive Officer (303) 320-8800	Patrick W. Hurley Chief Financial Officer (303) 320-8800

SPORT-HALEY, INC. REPORTS THIRD QUARTER UNAUDITED RESULTS

        Denver, Colorado—May 24, 2004—Sport-Haley, Inc. (NASDAQ NMS—SPOR) (the "Company") today reported unaudited earnings for the fiscal quarter and nine months ended March 31, 2004.

        Net sales for the fiscal quarter ended March 31, 2004 were $5,365,000, a decrease of $139,000 or 3%, from net sales of $5,504,000 for the same quarter in the prior fiscal year. Net sales for the nine months ended March 31, 2004, were $14,440,000, an increase of $1,114,000 or 8%, from net sales of $13,326,000 for the same nine-month period in the previous fiscal year.

        Net sales for the fiscal quarter ended March 31, 2004 differ in comparability from net sales for the March 31, 2003 fiscal quarter, in part because invoiced sales to the Company's independent sales representatives were not recorded in the March 2004 fiscal quarter due to a prospective change in internal policy with regard to the acceptance of returns of that merchandise after the conclusion of the advance marketing period for each selling season. Because of the change in internal policy, prospectively, the independent sale representatives have no obligation to purchase sample garments used to solicit sales if the sample garments are returned to the Company within a reasonable amount of time following the conclusion of the advance marketing period for each selling season. Accordingly, the Company has altered its accounting for sales of sample garments to its independent sales representatives to prospectively account for invoiced sales of those garments in a manner consistent with consigned inventories.

        Management primarily attributes the increase in net sales for the nine-month period to the continued growth of its Ben Hogan® apparel collections within upscale golf apparel markets. Net sales of Ben Hogan® apparel for the fiscal quarter and nine months ended March 31, 2004, totaled $1,608,000 and $4,349,000, or 30% of total net sales for the quarterly and nine-month periods, respectively. Comparatively, net sales of Ben Hogan® apparel for the fiscal quarter and nine months ended March 31, 2003, totaled approximately $1,341,000, or 24% of total net sales for the fiscal quarter, and $2,754,000, or 21% of total net sales for the nine-month period, respectively.

        "Based on advance bookings for the fall 2004 selling season, we anticipate continued increases of Ben Hogan® apparel sales," stated Kevin M. Tomlinson, President and Chief Executive Officer. "We're also pleased with the increase in advance bookings we've received for our HALEY® women's apparel for the fall 2004 season."

        The Company's gross profit, as a percentage of sales, was approximately 39% for the quarterly and nine-month periods ended March 31, 2004, and 40% and 42% for the same periods in the prior fiscal year, respectively.

        Selling, general and administrative expenses for the fiscal quarter ended March 31, 2004, increased by approximately $129,000, or 5%, to $2,534,000 from $2,405,000 for the same three-month period in the prior fiscal year. Selling, general and administrative expenses for the nine months ended March 31, 2004, increased by approximately $567,000, or 10%, to $6,380,000 from $5,813,000 for the same nine-month period in the prior fiscal year. Selling, general and administrative expenses were approximately 47% and 44% of net sales for the fiscal quarter and nine months ended March 31, 2004, as compared with 44% for the same periods in the prior fiscal year, respectively.

        "A large portion of the increase in selling, general and administrative expenses is directly related to increases in sales commissions and royalties associated with the corresponding increase in Ben Hogan® apparel sales," stated Mr. Tomlinson. "When compared with the same periods last year, selling, general and administrative expenses increased by 5% and 10% for the quarterly and nine-month periods, respectively, while the corresponding Ben Hogan® sales increased by 30% for the same periods."

        Net loss for the fiscal quarter and nine months ended March 31, 2004 were $693,000 and $843,000, greater losses of $614,000 and $601,000, than the comparative net losses of $79,000 and $242,000 for the same fiscal quarter and nine-month period in the prior fiscal year. The net loss for the fiscal quarter ended March 31, 2004 was accentuated by several causes, including the following. As a result of an analysis of discontinued or aging inventories, performed by management, the Company increased its inventories valuation allowance by $288,000 during the fiscal quarter ended March 31, 2004. The Company did not record such an increase it its valuation allowance during the fiscal quarter ended March 31, 2003. The Company also recorded a charge of $150,000 in severance costs upon the resignation of the Company's former President at the effective date of his termination on March 31, 2004. Management also performed an analysis of the recoverability of the Company's deferred tax assets, which caused the Company to record deferred tax expense of $231,000 for the fiscal quarter ended March 31, 2004 on its loss before provision for income taxes of $462,000. Comparatively, the Company recorded a $41,000 benefit from income taxes for the fiscal quarter ended March 31, 2003 on its loss before provision for income taxes of $120,000.

        "The Company continues to experience a build-up in finished goods inventories primarily related to prior selling seasons," continued Mr. Tomlinson. "Management is making concerted efforts to liquidate a significant amount of our excess inventories prior to the end of calendar year 2004. We are setting a strong inventory reduction target, and will implement procedures to reduce and maintain our inventories within an acceptable range."

        Sport-Haley, Inc. designs, purchases, contracts for the manufacture of, and markets quality men's and women's fashion golf apparel and outerwear under the HALEY® label and premium men's apparel under the Ben Hogan® label. HALEY® fashion golf apparel, known for its innovative design, quality fabrics, generous fit and classic style is marketed in the premium and mid-priced markets through a network of independent sales representatives and distributors to golf professional shops, country clubs and resorts across the United States and internationally. HALEY® apparel is also marketed to corporate, college and other markets. Ben Hogan® apparel is marketed to elite golf professional shops, upscale resorts and exclusive department stores within the United States. Sport-Haley is currently designing and developing lines of good quality men's and women's golf apparel under the Top-Flite® label that will be marketed primarily in the lower-price markets, through a network of independent sales representatives and distributors, to golf professional shops and specialty retail stores throughout the United States and internationally. Sport-Haley anticipates introducing the initial lines of Top-Flite® during the end of calendar year 2004.

        "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: When used in this release, the words "may," "will," "expect," "anticipate," "continue," "estimate," "project," "intend," "believe," and similar expressions are intended to identify forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 regarding events, conditions and financial trends including, without limitation: the Company's ability to control costs and expenses; the Company's ability to successfully anticipate fashion trends, design favorably accepted fashion golf apparel, effectively advertise and communicate within the marketplace, and penetrate its chosen distribution channels; risks associated with the trend of increasing sales with respect to licensed apparel, such as the Ben Hogan® apparel collections; relations with and performance of suppliers; competition within golf apparel markets; business conditions and growth in the fashion golf apparel market and the general economy; political and international trade relations; changes in international trade quota systems for apparel; consumer spending on golf apparel; general global economic and political conditions resulting from threats or acts of war or terrorism and responses thereto; timely performance of third parties, such as freight forwarders, including risks of labor disputes and/or labor strikes; changes in product mix; inventory risks due to shifts in market and/or price erosion of purchased apparel; lost or reduced manufacturing capacity of significant suppliers; loss or delay of shipments from foreign suppliers; access to capital; maintaining satisfactory relationships with commercial banking institutions; establishing controls with regard to and maintaining the integrity of technology and information systems; and, other risks or uncertainties detailed in Securities and Exchange Commission filings made by Sport-Haley, Inc. Such statements are based on management's current expectations and are subject to risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, the actual plan of operations, business strategies, operating results and financial position of Sport-Haley, Inc. could differ materially from those expressed in, or implied by, such forward-looking statements. Neither the Company nor any of its corporate officers or key employees assumes any obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by securities laws.

SPORT-HALEY, INC.
Consolidated Unaudited Financial Information
(In thousands, except per share data)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2004	2003	2004	2003
Statements of Income Data:
Net sales	$5,365	$5,504	$14,440	$13,326
Gross profit	2,090	2,289	5,588	5,325
Loss from operations	(444)	(116)	(792)	(488)
(Provision for) benefit from income taxes	(231)	41	(158)	145
Net loss	(693)	(79)	(843)	(242)
Basic and diluted loss per common share	$(0.28)	$(0.03)	$(0.34)	$(0.09)
Basic average weighted shares outstanding	2,450	2,615	2,446	2,671
	March 31,
	2004	2003
Balance Sheet Data:
Working capital	$18,438	$19,554
Current assets	21,069	20,977
Total assets	22,327	22,214
Current liabilities	2,631	1,423
Long-term liabilities	—	—
Shareholders' equity	19,696	20,791

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SPORT-HALEY, INC. REPORTS THIRD QUARTER UNAUDITED RESULTS